Exhibit 5

RICHARDSON & PATEL LLP
A Law Corporation
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

September 18, 2006

QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342

Re: Registration of Form SB-2

Ladies and Gentlemen:

We have acted as counsel to QPC Lasers, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form SB-2 of 20,637,861 shares of the Company's Common Stock, par value $0.001 (the "Shares"), 12,223,898 of which have been issued to certain selling shareholders and the remainder of which may be issued to certain selling shareholders upon the exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued, as well as the Shares that may be issued upon exercise of the warrants, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Experts" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

By:	/s/ Nimish Patel
Nimish Patel, Esq.